Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations.
(617) 796-8232

Hospitality Properties Trust Announces Partial Redemption of 6 Million Shares

of 7% Series C Cumulative Redeemable Preferred Shares

Newton, MA (August 10, 2012): Hospitality Properties Trust (NYSE: HPT) today announced that it will redeem 6 million of its 12.7 million outstanding 7% Series C Cumulative Redeemable Preferred Shares (CUSIP No.: 44106M508 and NYSE: HPTPrC) at the stated Liquidation Preference price of $25 per share plus accrued and unpaid dividends to the date of redemption.  This redemption is expected to occur on or about September 10, 2012.  Dividends will cease to accrue on the Series C Preferred Shares as of the redemption date.  The Series C Preferred Shares called for redemption will be redeemed, as to registered holders, on a pro rata basis, as nearly as practicable.  Holders who hold Series C Preferred Shares through the Depository Trust Company (DTC) will be redeemed in accordance with DTC’s procedures.

Questions relating to the notice of redemption and related materials should be directed to Wells Fargo Shareowner Services, HPT’s transfer agent and the paying agent for the redemption of the Series C Preferred Shares, at 1-800-468-9716.  The address of the paying agent is Wells Fargo Shareowner Services, Attn: Corporate Actions Department, P.O. Box 64858, St. Paul, MN 55164-0858.  HPT expects to fund this partial redemption with proceeds from its recent $500 million offering of 5.00% unsecured senior notes due August 15, 2022.  The settlement of that offering is expected to occur on August 16, 2012.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS MAY NOT OCCUR.  FOR EXAMPLE,

•                  THIS PRESS RELEASE STATES THAT HPT EXPECTS TO USE A PART OF THE PROCEEDS FROM ITS $500 MILLION OFFERING OF 5.00% UNSECURED SENIOR NOTES TO REDEEM 6 MILLION OF ITS 12.7 MILLION OUTSTANDING 7% SERIES C CUMULATIVE PREFERRED SHARES AND THAT THE SETTLEMENT OF THAT OFFERING IS EXPECTED TO OCCUR ON AUGUST 16, 2012. THE SETTLEMENT OF THAT OFFERING IS SUBJECT TO VARIOUS CONDITIONS AND CONTINGENCIES AS ARE CUSTOMARY IN UNDERWRITING AGREEMENTS IN THE UNITED STATES. IF THESE CONDITIONS ARE NOT SATISFIED OR THE SPECIFIED CONTINGENCIES DO NOT OCCUR, THAT OFFERING MAY NOT CLOSE AND HPT MAY NOT REDEEM ANY OF ITS OUTSTANDING 7% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES.

FOR THESE REASONS, AMONG OTHERS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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